                                                                     Exhibit 9.1

                                   AGREEMENT


        THIS AGREEMENT (this "Agreement") is entered by and among New Edge Petroleum Corporation, a Texas corporation (the "Company" or "New Edge"), Edge Petroleum Corporation, a Texas corporation ("EPC"), and the undersigned persons and entities who are either to become owners of issued and outstanding shares of Common Stock of the Company, partners of Edge Petroleum Partnership ("EPP"), a Texas general partnership, or other interested Persons. This Agreement also constitutes authorization by the Board of Directors and Shareholders of the Company authorizing certain actions and matters as more fully hereafter set forth.

                             W I T N E S S E T H :


        WHEREAS, the Articles of Incorporation for the Company ("Articles of Incorporation") were filed in the office of the Secretary of State of Texas on March 29, 1991 (a true and correct copy of such Articles are attached hereto as Exhibit H); and

        WHEREAS, at the date of this Agreement, the authorized capital of the Company consists of one hundred fifty thousand (150,000) shares of common stock, par value $0.01 per share (the "Common Stock"), none of which has been issued; and

        WHEREAS, John E. Calaway, James D. Calaway, Joel Davis, Pherl Brossman, John Sfondrini, Vincent Andrews and Christopher Taylor are indicated in the Articles of Incorporation of the Company as the initial directors of the Company, and such initial directors wish to complete the organization of the Company; and

        WHEREAS, the Subscribers wish to subscribe for shares of Common Stock of the Company in the amounts and on the terms and conditions hereinafter set forth; and

        WHEREAS, the Company wishes to sell the shares of Common Stock to the Subscribers, on the terms and conditions hereinafter set forth; and

        WHEREAS, the Subscribers and the Company and others indicated, wish to enter into certain agreements relating to the ownership, voting, and transferability rights pertaining to all Common Stock of the Company they may now own or hereafter acquire, among other things, as well as other matters regarding or affecting the Company; and

        WHEREAS, the partners of EPP wish to terminate EPP and enter into certain agreements in connection therewith;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.      Definitions.  For purposes of this Agreement:

        "Affiliate" means as to any Subscriber:

                (i) if such Subscriber is a corporation, partnership or other business entity, any corporation, partnership or other business entity which is directly or indirectly controlled by or under common control with such Subscriber or any officer, director or key employee of such Subscriber and also any of the shareholders or partners (general or limited) of such Subscriber;

                (ii) if such Subscriber is an individual Subscriber, any spouse or descendant of such individual Subscriber, and any trust created for the benefit of such individual Subscriber or for the benefit of any spouse or descendant of such individual Subscriber, and any Person whom shall upon the death of an individual Subscriber be an heir or legal devisee.

        "Agreement of Sale" shall mean an agreement pursuant to which the JV Assets and Liabilities will be purchased by the Edge Joint Venture II.

        "Brossman" shall mean Pherl E. Brossman.

        "Calaway" shall mean John E. Calaway.

        "J.C. Calaway" shall mean James C. Calaway.

        "J.D. Calaway" shall mean James D. Calaway.

        "COG" shall mean Calaway Oil and Gas Corporation, a Texas corporation, all of the stock of which is owned by Calaway.

        "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company as identified and described in the Company's Articles of Incorporation.

        "Davis" shall mean Joel R. Davis.

        "Edge Group Joint Venture" shall mean that certain joint venture between EPP and Edge Group I, evidenced by that certain operating agreement dated July 1, 1987.

        "Edge Group I" shall mean the Edge Group general partnership, John Sfondrini, authorized person, the partners of which are Edge I Limited Partnership, Edge II Limited Partnership and Edge III Limited Partnership.

        "Edge Group II" shall mean Edge Group II Limited Partnership, a Connecticut limited partnership, whose general partners are John Sfondrini and Napamco, Inc.

        "EHCLP" shall mean Edge Holding Company Limited Partnership, a Connecticut partnership, whose general partners are John Sfondrini and Napamco, Inc.

        "Edge Joint Venture II" shall mean a proposed Texas joint venture by and between the Company and Edge Group II Limited Partnership, and others.

        "Jamtex" shall mean Jamtex, Inc., a Connecticut corporation, all of the Stock of which is owned by James Magliana.

        "Joint Venture partnerships" shall mean as follows:

                (a) Joint Venture Agreement between Edge Limited Partnership and EPC pursuant to a partnership agreement dated March 23, 1983;

                (b) Joint Venture Agreement between Edge II Limited Partnership and EPC pursuant to a partnership agreement dated May 5, 1985;

                (c) Operating Agreement between EPP and Edge Group partnership pursuant to a partnership agreement dated July 1, 1987; and

                (d) Any extension, renewal or successor partnership or other entity to either of the two above described Joint Venture partnerships, or any other entity of any type the funding of which is wholly or partially from the same source as the funding for the above described Joint Venture partnerships, or where any of the principals are the same as any of the principals of the Joint Venture partnerships.

        "JV Assets and Liabilities" shall mean certain assets of the Edge Group Joint Venture to be sold to the Edge Joint Venture II, consisting primarily of prospects, advanced leads, leads, cash and accounts receivable, and liabilities associated therewith, all as set forth in the Agreement of Sale.

        "KPC" shall mean KPC Interest, Inc., a Texas corporation, all of the Stock of which is owned by J.D. Calaway.

        "Lawford" shall mean Lawford Energy, Inc., a Texas corporation, all of the shares of which are owned by Brossman.

        "Loan Documents" shall mean, collectively, a note purchase agreement, any promissory note or notes, any interest-deferred notes, a pledge agreement whereby the partners of the Edge Joint Venture II pledge their partnerships interest and rights to RIMCO, and any security agreements, mortgages, guaranties, instruments, financing statements or other documents which RIMCO may request or require be executed by the Edge Joint Venture II to secure or evidence the obligation of the Edge Joint Venture II with respect to the borrowing by the Edge Joint Venture II of $4,500,000.

        "Northedge" shall mean Northedge Corp., a Texas corporation, all of the shares of which are owned by Davis.

        "Partnership" shall mean Gulfedge Limited Partnership, a Texas limited partnership, with the Company as the corporate general partner.

        "Person" means an individual, a corporation, a trust, a partnership, a joint stock association, a business trust or a government, or agency or subdivision thereof, and shall include the singular and the plural.

        "Raphael" shall mean Stanley Raphael, a resident of the State of Florida.

        "RIMCO Purchasers" means all of RIMCO II, RIMCO III and RIMCO/NYL.

        "RIMCO II" means RIMCO Partners, L.P. II.

        "RIMCO III" means RIMCO Partners, L.P. III.

        "RIMCO/NYL" MEANS RIMCO/NYL, L.P.

        "Sfondrini" means John Sfondrini.

        "Special Assets" means those certain assets identified in Section 2.3 of the Agreement of Sale.

        "Subscribers" means COG, KPC, Lawford, Northedge, Texedge, Jamtex, Raphael and EHCLP.

        "Stock" shall mean all Common Stock now or hereafter owned by any Subscriber.

        "Texedge" shall mean Texedge Energy Corporation, a Texas corporation.

   2.   Contribution of Assets to New EPC and Issuance of Stock.
Each Subscriber subscribes for and agrees to purchase the following number of shares of Stock for and in consideration of the transfer and conveyance to the Company of the assets and properties indicated on Exhibits A-1, A-2, and A-3, such assets and properties having values being greater than the par value of the shares being issued, which subscriptions are accepted by the Company and its Board of Directors, in the following amounts from the following persons:

                Subscriber                      No. of Shares
                ----------                      -------------

                COG                                 41,057
                KPC                                  5,306
                Lawford                              5,269
                Northedge                            5,269
                EHCLP                               38,500
                Texedge                              2,044
                Jamtex                               1,022
                Raphael                              1,533
                                                  --------
                Total                              100,000
                                                  ========

        It is agreed that the conveyances of property identified on Exhibit A-1 shall be by appropriate stock power, in the form of the stock power attached hereto as Exhibit C, which each transferor agrees to execute. It is further agreed that the conveyances of property identified on Exhibits A-2 and A-3 shall be by the Master Conveyance and Assignment, in the form of that attached hereto as Exhibit B, which each indicated transferor and transferee agrees to execute.

        Upon receipt by the Company of the appropriate evidences of transfer for the assets indicated on Exhibits A-1, A-2, and A-3, the President and Secretary of the Company (as hereafter elected) are authorized and empowered to issue and deliver to each of the aforementioned Subscribers certificates of Stock of the Company evidencing the number of shares to which such Subscribers are entitled, which shares when so issued will be duly authorized, validly issued and outstanding shares of capital stock of the Company, fully paid and nonassessable for all purposes. The form of stock certificate approved by the President as he in his sole discretion shall determine shall be adopted as the form of stock certificate for the Company.

        All Subscribers hereby ratify such stock issuances made by the Company.

   3. Additional Transfers. As of the date hereof, the prospects indicated on Exhibit A-4 are "partially committed" or fully committed prospects and thus are Special Assets. Each Person who is a partner of EPP (as set forth in Section 15 hereto) agrees to and does hereby contribute to the Company, as an additional capital contribution, one-half of all reversionary rights or interests in such prospects which such partner may ultimately receive as a result of the subsequent resale of such prospect by the Edge Joint Venture II. Based on the present status of commitments and assuming that no commitments fail, the Assignment shall be in the percentages as set forth in Exhibit A-4. Each partner agrees (a) to execute any necessary special warranty deeds to further evidence the conveyance herein made or agreed to be made, as requested by the Company, and (b) until such special warranty deeds have been duly and properly executed, not to sell, assign, convey or otherwise dispose of any interest in such prospects, or in residual rights in and to such prospects (such as those hereby conveyed).

                As of the date hereof, the prospects indicated on Exhibit A-5, paragraph 1, are "partially sold" which means that Edge Group Joint Venture has conveyed a portion of the Prospect to third parties, reserving for itself a reversionary in the portion so conveyed. Title to such assets shall be held in trust by EPC to be assigned in accordance with this paragraph. If Edge Joint Venture II completes the sale of the Prospect, EPC shall execute appropriate special warranty deeds substantially in the form of Exhibit B hereto, transferring (x) the interests indicated on Exhibit A-5, paragraph 1 to New Edge; (y) the interests indicated on Exhibit A-5, paragraph 2 to the partners of EPP as indicated in such provision; and (z) the interests indicated on Exhibit A-5, paragraph 3 to the Edge Group. In the event one or more of such prospects is not subsequently resold by the Edge Joint Venture II, and the Edge Joint Venture II shall make a refund to the purchasers of the consideration paid for the Prospect, then EPC shall convey by special warranty deed the interests listed on Exhibit A-5 for the Prospect in their entirety to the Edge Joint Venture II.

        4. Representations and Warranties of Subscribers. Each of the Subscribers severally (not jointly) represents and warrants to and agrees with the Company and with each other, as follows:

                (a) Investment Purposes. The Stock to be acquired by the Subscribers pursuant to this Agreement is being acquired for investment for such Subscriber's own account and not with a view to, or for resale in connection with, any distribution of such Stock within the meaning of the Securities Act of 1933 (the "Securities Act"), and such Stock will not be sold, transferred or otherwise disposed of without registration under the Securities Act or exemption therefrom. Each Subscriber agrees that the certificate or certificates representing any shares of Stock purchased or previously held by such Subscribers may be inscribed with a legend to the foregoing effect.


                Each Subscriber agrees that the Company may place a stop transfer order with its transfer agent, if any, with respect to the certificates representing any shares of Stock. Each Subscriber represents that it or he is an "accredited investor" within the meaning of Regulation D under the Securities Act and agrees to provide to the Company, on or before the execution hereof, such evidence of such fact as the Company may reasonably require. Each Subscriber acknowledges that the shares of Stock acquired or being acquired hereunder have not been registered by the Company pursuant to the registration provisions of the Securities Act or the securities laws of any state in reliance upon the availability of exemptions from such registration which depend in part on such Subscriber's representations contained herein.

                (b) Authority. If such Subscriber is a partnership or corporation, such Subscriber represents that its partners or directors and shareholders have taken all action required by law, its partnership agreement, corporate charter or bylaws, or otherwise, to authorize the execution, delivery and performance of this Agreement, and the acquisition of the Stock to be acquired by such Subscriber pursuant hereto. All Subscribers represent that this Agreement is the valid and binding obligation of such Subscriber enforceable against such Subscriber in accordance with its terms. The execution and delivery of this Agreement does not and will not violate any order, writ, injunction or decree of any court, administrative agency or governmental body, or any material contract, lease, note or other agreement to which any such Subscriber is a party or by which any of them is bound, the effect of which violation would be materially adverse to the Company.

                (c) Title. Each Subscriber indicated on Exhibit A-1 represents severally for himself or itself (and not for any other transferor) that
        (i) with respect to the assets indicated on Exhibit A-1, he or it, as the case may be, holds good title to such property indicated on Exhibit A-1, free and clear of any and all liens, claims or encumbrances of any kind or character, and upon the execution and delivery of the appropriate stock power indicated on Exhibit C in favor of the Company, the Company will own such asset free and clear of the claims of any other Persons and (ii) with respect to the assets indicated on Exhibits A-2, A-3, and A-4, each Subscriber makes the representations set forth in Exhibit B.

                (d) Evaluating Merits. Each Subscriber represents that it or he is capable of evaluating the merits and risks of an investment in the Stock to be acquired by such Subscriber.

                (e) Opportunity for Information. Each Subscriber has had the opportunity to ask questions of and receive answers from all other Subscribers and the Company concerning the Company, the proposed business of the Company, the terms and conditions of the offering of the Stock, and the proposed joint venture with Edge Joint Venture II.

                (f) Additional Information. The Company has given each Subscriber the opportunity to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished to such Subscriber pursuant to subparagraph (e) above.

                (g) Capability of Bearing Risks. Each Subscriber represents that it or he is able to bear the economic risk of an investment in the Stock to be purchased by such Subscriber, including without limitation the risk of losing part or all of such Subscriber's investment and the possible inability to sell or transfer the Stock to be purchased by such Subscriber for an indefinite period of time.

                (h) Tax Consequences. Each Subscriber has been advised to procure their own tax counsel as to the tax consequences to such Subscriber of an investment in the Stock to be purchased by such Subscriber, and the ramifications of the transactions herein contemplated, and each Subscriber represents he or it has done so and is not relying on the Company or any other Person for tax advice.

                (i) No Regulatory Approval. Each Subscriber understands that no federal or state agency has made any finding or determination as to the fairness of the offering of the Stock to be purchased by such Subscriber or any recommendation or endorsement of such Stock.

                (j) No Brokers. With respect to their respective purchases of the Stock, no Subscriber has made any agreement with any broker or finder which might give rise to any valid claim against the Company for a finder's fee, brokerage commission or other like payment.

                (k) Restriction on Transfer. The Stock to be acquired by the Subscribers pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended, or the securities laws of any state pursuant to one or more exemptions therefrom, and such Stock may not be sold, transferred, assigned or otherwise disposed of unless and until the Stock is first registered under such Securities Act and all applicable state securities laws and rules and regulations promulgated thereunder, or unless and until the holder of the Stock provides to the Company either (i) information satisfactory to the Company that such registration is not required, or (ii) an opinion of counsel acceptable to the Company to the effect that such registration is not required. Each Subscriber agrees that the Company may place a stop transfer order with its transfer agent, if any, with respect to the certificates representing any shares of Stock purchased. Each Subscriber represents that it or he is an "accredited investor" within the meaning of Regulation D under the Securities Act and agrees to provide to the Company, on or before the Closing Date, such evidence of such fact as the Company may reasonably require. Each Subscriber acknowledges that the Stock herein subscribed has not been registered by the Company pursuant to the registration provisions of the Securities Act or the securities laws of any state in reliance upon the availability of exemptions from such registration which depend in part on such Subscriber's representations contained herein.

                (1) Each Subscriber represents and warrants that they are entitled to and do not hold or have rights to any other securities, subscriptions, options, calls or any capital stock of the Company, and is not a party to any agreement or commitment relating thereto, except as expressly herein set forth.

          (m) Calaway and COG represent and warrant that Calaway is the sole shareholder of COG; J.D. Calaway and KPC represent and warrant that J.D. Calaway is the sole shareholder of KPC; Brossman and Lawford represent and warrant that Brossman is the sole shareholder of Lawford; and Davis and Northedge represent and warrant that Davis is the sole shareholder of Northedge.

     (5) Election of Officers. Effective immediately upon the Effective Date, the following persons be and hereby are elected as officers of the Company, to serve in the capacities set forth below until their successors have been duly elected and qualified or their resignation or removal in the manner authorized by the Bylaws (to be hereafter adopted):

               Name                           Office
               ----                           ------

               John E. Calaway                Chairman of the Board,
                                              President and Chief Executive
                                              Officer

               Pherl E. Brossman              Vice President--Land

               Joel R. Davis                  Vice President

               Richard S. Dale                Secretary, Treasurer and
                                              Controller

               Robert C. Thomas               General Counsel

     6. Adoption of Bylaws. The directors of the Company hereby adopt the proposed Bylaws attached hereto as Exhibit D as the Bylaws of the Company.

     7. Certain Matters Regarding EPC. Effective after the completion of the matters contemplated by Section 2, EPC shall be a wholly-owned subsidiary of New Edge. Thereupon,

          (a) The directors of EPC shall be the same persons as are the initial directors of New Edge.

          (b) EPC and the Company will use and cause to be used any seismic contracts and other items within the Regional Information Base exclusively for the benefit of the Edge Joint Venture II, without charge, as a result of the benefits arising to EPC from the transactions referenced in this Agreement, including, without limitation, the release by the Edge Group of its encumbrances on significant assets of EPC.

          (c) All signatories hereto agree that any and all voting agreements among any such signatories, and any other restrictions or agreements which any signatories may have had with each other or with EPC, regarding the ownership, operation or any other matter affecting EPC, are automatically and without further action terminated, including without limitation that certain agreement between Calaway and Sfondrini, dated March 18, 1989.

          (d) The directors and Shareholders of EPC unanimously agree and approve that the Articles of Incorporation of EPC shall be amended, as follows:

          Name. The name of the Company shall be changed from "Edge Petroleum Corporation" to "Old EPC, Inc."

     Furthermore, the officers of EPC are empowered and directed to execute and file appropriate Articles of Amendment with the Secretary of State, and pay any fees incurred in connection with such filing, and do any and all other such acts as may be necessary to accomplish the foregoing.

          (e) It is understood and agreed that EPC does hereby assign its rights and delegate its duties (but only those arising after the Effective Date), arising under certain drilling program agreements dated May 1, 1990, by and between EPC and RIMCO and certain RIMCO affiliates (the "RIMCO Drilling Agreements"), to the Company, and the Company accepts such assignment and delegation and agrees to fully discharge any and all duties and obligations arising after the Effective Date under such RIMCO Drilling Agreements.

          (f) It is understood and agreed that EPC does hereby assign its rights and delegate its duties (but only those arising after the Effective Date, and only to the extent EPC has any rights to assign) arising under that certain agreement with J.C. Calaway, dated February 2, 1989, to the Company, and the Company accepts such assignments and delegation of duties and agrees to fully discharge and end all duties and obligations arising thereunder after the Effective Date.

          (g) The Company does hereby agree to pay to EPC the sum of $40,000 per year to cover amounts owing J.C. Calaway under that certain agreement dated March 18, 1989, for so long as EPC shall owe this amount to J.C. Calaway.

          (h) All shareholders of EPC and partners of EPP hereby approve and ratify the prior sales of Stock of EPC and partnership interests of EPP and reserves heretofore made to Raphael, Texedge and Jamtex, and waive any rights including without limitation any preferential purchase rights, with respect thereto. Further, such parties waive any such rights upon a transfer of stock of EPC, partnership interest in EPP, and reserves, to J.C. Calaway, by Calaway, in the event the transactions contemplated hereby do not for any reason occur. This provision shall be valid once agreed to by all relevant persons notwithstanding that the Agreement may not be executed by all indicated parties.

          (i) The directors of EPC desire to make a distribution of the assets shown on Exhibit M to the Company. The directors have reviewed the financial information of Old EPC, which has been prepared in accordance with the requirements of Article 2.38-3 of the Texas Business Corporation Act, and have determined that the value of the distribution does not exceed the surplus (net assets less stated capital) of the Company. Accordingly, the assets shown on Exhibit M are distributed to the Company as a dividend.

          (j) At the time of formation of EHCLP, Sfondrini offered to Brossman, Davis and Richard Dale a right to participate in a portion of his general partner's interest in EHCLP. Brossman and Davis declined personally to accept any interest offered. Richard Dale accepted such, and has been granted certain rights as are more particularly set forth in that certain letter agreement between Richard Dale and Sfondrini dated February 16, 1989. EPC agrees with Sfondrini to rescind and release such interest, if any, which EPC has in such, save and except for such interests which have heretofore been granted to Richard Dale. Sfondrini agrees that if any employees of EPC should later assert a claim or commence litigation challenging such release and rescission, EPC will notify Sfondrini and permit Sfondrini to designate counsel to answer and defend against such claim, and will indemnify EPC, its officers, directors, employees, agents and affiliates, for EPC's release and rescission hereof and hold EPC, and its officers, directors, employees, agents and affiliates, harmless as a result of any such decision and action taken in this regard.

     8. Formation of Edge Joint Venture II. The Board of Directors of the Company hereby authorize and empower the Company to enter into a joint venture with the Edge Group II, and to do any and all things necessary to fully organize the Edge Joint Venture II. In connection therewith, the following is agreed, authorized and approved.

          (a) The President of the Company is authorized and empowered for the Company to execute a joint venture agreement with Edge Group II substantially in the form of the draft agreement attached hereto as Exhibit E, with any changes, deletions, additions, modifications or alterations as such officer shall deem necessary or proper, the execution by such officer of such agreement being conclusive evidence of such determination; and

          (b) The President, Secretary and any other officer of the Company are authorized and empowered to convey and contribute to the Joint Venture II the sum of $500,000 (said $500,000 to be received from the consideration paid by the RIMCO Purchasers for their shares, as referenced in Section 17 hereof) and the assets indicated on Exhibit F, such assets to be conveyed by deed substantially in the form of the Master Conveyance and Assignment set forth on Exhibit B, with appropriate changes thereto as such officers shall determine, which deed such officers are authorized to execute; and

          (c) The President and any other officers of the Company are authorized and empowered to convey and contribute any and all other oil and gas reserves which they in their judgment deem to be prudent to the Joint Venture II, and in connection therewith make such representations, warranties, and covenants as they deem necessary or proper.

          (d) The officers of the Company are authorized and empowered to pay all fees and expenses incurred by the Company, or EPC, in connection with the formation and completion of the Edge Joint Venture II.

All of the Subscribers of Stock ratify and approve these actions and matters.

     (9) Formation of the Partnership. The Board of the Company hereby authorizes and empowers the Company to form the Partnership. In connection therewith, the following is agreed, authorized and approved:

          (a) The President of the Company is authorized and empowered for the Company to prepare and execute an agreement of limited partnership in such form and on such terms as such officer in his sole discretion shall approve, with such Persons as limited partners as such officer shall determine; and

          (b) The President shall be authorized to set in his sole judgment the terms, conditions and considerations on which all partners, general or limited, shall be admitted into the Partnership, his determination being conclusive for all purposes; and

          (c) The President shall be authorized and empowered to take any and all other steps, acts and actions, and execute such further agreements, certificates and instruments, as shall be necessary and proper in his judgment to accomplish the formation of the Partnership, and to cause the Partnership to invest in the Edge Joint Venture II on any and all terms and conditions as he shall approve in his sole judgment, the taking of such action or execution of such document being conclusive evidence of such determination.

          (d) The President and the Treasurer of the Company are each hereby authorized and directed to establish banking relations with any state or national banking institutions as the officers of the Company shall choose (the "Bank"), for and on behalf of the Partnership and to establish such checking accounts and borrowing accounts with such institutions as the President or Treasurer of the Company shall deem necessary and appropriate. Any resolutions which such Bank may require be adopted by the Board of this Company in order to establish such accounts are hereby approved in their entirety, and the Secretary is authorized to certify that the Board has approved such resolutions as of the date such resolutions are stated by the President or the Treasurer to be so approved.

All of the Subscribers of Stock ratify and approve these actions and matters.

     10. Edge Joint Venture II Matters. Upon execution of the Joint Venture Agreement by the Company and Edge Group II, respectively, the Company shall be and become the Managing General Partner of the Edge Joint Venture II. In connection with such joint venture, the Board of Directors agree, authorize and approve the following:

          (a) The President and other officers of the Company are authorized by the Company to cause the Edge Joint Venture II to borrow from the RIMCO Purchasers or their affiliated companies the sum of $4,500,000 generally on terms and conditions as set forth in Exhibit J hereto, with any changes, additions or deletions therein as such officers shall deem are necessary or prudent in connection with such borrowing, and to cause the Joint Venture II to pledge or mortgage any and all of the present or future assets of the Joint Venture II to secure such loan, as the RIMCO Purchasers may request and the officers of the Company may determine in their sole discretion to be prudent or necessary to procure such loan; and to execute any and all Loan Documents, including, without limitation, note purchase agreements, promissory notes, interest deferral notes, mortgages, security agreements, collateral mortgages, collateral mortgage notes (up to $10,000,000) and other certificates and agreements and to take all steps and actions, including without limitation the pledge of any collateral mortgage note, which such officers deem in their sole discretion to be necessary or proper to cause the Edge Joint Venture II to borrow from the RIMCO Purchasers or their affiliated companies such $4,500,000, the execution of such items being conclusive evidence of such determination.

          (b) The President and other officers of the Company are authorized for the Company to execute any security and pledge agreements necessary to cause the Company to pledge its partnerships interest in the Edge Joint Venture II to the RIMCO Purchasers or their affiliated companies who shall loan such $4,500,000, such agreements to be in the form which such officers deem in their sole discretion to be necessary or proper to cause or permit such borrowing by the Edge Joint Venture II, the execution of such agreements being conclusive evidence of such determination. Furthermore, the President and other officers of the Company are authorized to cause the Company to issue to the RIMCO Purchasers a guaranty of the amounts and matters referenced in subparagraph (a), up to the amount of $500,000, such guarantee to be on the terms and conditions as such officers shall in their sole discretion determine, the execution thereof being conclusive evidence of such determination.

          (c) The President and other officers of the Company are authorized for the Edge Joint Venture II to cause the Edge Joint Venture II to (i) execute an Agreement of Sale purchasing the JV Assets and Liabilities, substantially in the form of the draft agreement attached hereto as Exhibit I, with any changes, deletions, additions, modifications or alterations as such officer shall deem necessary or proper, the execution by such officer of such agreement being conclusive evidence of such determination, as well as any and all other documents or agreements necessary or proper in the judgment of such officer to effectuate the acquisition by the Edge Joint Venture II of the JV Assets and Liabilities, and (ii) pay any and all sums due third parties by the Edge Joint Venture II, including without limitation any sums due the Edge Group Joint Venture pursuant to any Agreement of Sale.

          (d) The President and the Treasurer of the Company are each hereby authorized and directed to establish banking relations with any state or national banking institutions as the officers of the Company shall choose (the "Bank"), for and on behalf of the Edge Joint Venture II and to establish such checking accounts and borrowing accounts with such institutions as the President or Treasurer of the Company shall deem necessary and appropriate. Any resolutions which such Bank may require be adopted by the Board of this Company in order to establish such accounts are hereby approved in their entirety, and the Secretary is authorized to certify that the Board has approved such resolutions as of the date such resolutions are stated by the President or the Treasurer to be so approved.

All of the Subscribers of Stock ratify and approve these actions and matters.

     11. Certain Matters Regarding Voting of Shares of Stock.

          (a) Voting Agreement between COG and EHCLP.

               (i) Rights of COG and Obligations of EHCLP. In any matters involving the election of directors of New Edge, EHCLP (for itself and its assigns) agrees that all shares of Stock issued to it in connection with this Agreement, and any additional shares which it acquires hereafter will be voted for a total of five of the nine total directorship positions which the Company shall have at any time, as designated by COG. Additionally, EHCLP shall not vote to remove any directors which COG shall have designated, except on the written instruction of COG, in which case, EHCLP (for itself and its assigns) agrees to vote for the removal of such director and to vote for his or her replacement, as designated in writing by COG, subject to certain restrictions regarding the removal of COG's designated "independent" director, set forth below. The foregoing notwithstanding, COG agrees that no less than one such director designated by COG shall be a person who is (x) not an employee of the Company or an affiliated company, (y) not a relative of Calaway to the third degree of consanguinity, and (z) free of any relationship that would interfere with the exercise of independent judgment. In connection with the designation by COG of the "independent" director, COG shall in advance of any vote, designate such proposed independent Board member in writing to EHCLP, identifying all relationships which COG, or its officers and directors, have with such candidate. Failure to deliver a written objection to the independence of such Board candidate within five (5) days of receipt of the designation thereof shall waive the ability of EHCLP to later object based upon a relationship described in the original designation. Regarding such independent Board member, COG may select new proposed independent candidates annually, but may not remove any independent Board member it shall have designated more frequently than annually, except for good cause.

               (ii) Rights of EHCLP and Obligations of COG. In any matters involving the election of directors of New Edge, COG (for itself and its assigns) agrees that all shares of Stock issued to it in connection with this Agreement, and any additional shares which it acquires hereafter will be voted for a total of three of the nine total directorship positions which the Company shall have at any time, as designated by EHCLP. Additionally, COG (for itself and its assigns) shall not vote to remove any directors which EHCLP shall have designated, except on the written instruction of EHCLP, in which case, COG (for itself and its assigns) agrees to vote for the removal of such director and to vote for his or her replacement, as designated in writing by EHCLP.

               (iii) Rights and Obligations of EHCLP and COG. Furthermore, (A) on any matter brought to the shareholders of the Company for a vote or for approval, which Texas law requires be approved by the affirmative vote or approval of 66-2/3 percent of the shareholders of the Company, and (B) on any shareholder vote to amend, alter, repeal or add to, the Bylaws of the Company, EHCLP and COG shall in advance of such vote discuss such matter to be voted on, and unless EHCLP and COG agree in writing to vote their shares in a certain way, both shall vote their shares against such measure.

               (iv) The provisions of subsection (iii) shall terminate seven (7) years from the Effective Date. All of the provisions of subsection (a) shall terminate on the earlier to occur of (x) ten (10) years or (y) at such time as any common stock of the Company shall be traded on a national securities exchange or a reputable regional or international exchange, or in the over-the-counter market and reported on the National Association of Securities Dealers Automated Quotation System. In the event that EHCLP shall for any reason distribute shares of the Company to its partners (general or limited) and not retain all voting rights with respect to all such distributed shares, then the provisions of subsection (a) (ii) shall terminate. Additionally, on the occurrence of any of the following: (i) the death of Calaway; (ii) COG shall cease to own (either itself or through Affiliates) at least forty percent (40%) of the number of shares subscribed herein; (iii) Calaway shall be legally adjudicated to be a mentally ill person, as that term is defined in Tex. Rev. Civ. Stat. Ann. art. 5547-4(9), (Vernon 1958, Supp. 1991) as amended, or if a guardian has been appointed for him pursuant to the provisions of the Texas Probate Code; (iv) a merger or consolidation of New Edge, with another entity (except between New Edge and EPC) and as a result of which transaction James D. Calaway and John E. Calaway, taken together, lose "control," as such term is used in the Securities and Exchange Act of 1934, as amended; then for a period of ten days from the occurrence of any such event and notice thereof to Sfondrini of such circumstance, EHCLP shall have the right to terminate all voting provisions set forth in this Section (a) by written notice. Failure to give such notice shall constitute a waiver of the right so to terminate for the event which gave rise to such right.

          (b) Voting Agreement between COG and Northedge. For any and all questions, resolutions, consents, or other matters presented for action to the shareholders of the Company, including, without limitation, the election of directors of the Company and amendment of Articles of Incorporation of the Company, the shares of Stock of the Company herein purchased by Northedge (for itself and its assigns) shall be voted or consents executed on such questions, resolutions or other matters by Northedge for itself and its assigns in accordance with the instructions of COG. Northedge for itself and its assigns shall vote or consent in the manner so directed by COG within twenty-four (24) hours after Northedge has received voting or consent instructions. In exercising the powers and authority hereunder conveyed to direct the voting and consent of the Stock of the Company, COG shall be free to act or not act, to direct a vote for or against, to direct a vote to consent or to withhold consent, on any basis it shall choose, including, without limitation, its own interests, and shall not be obligated, among other things, to act for the best interest of Northedge or otherwise account or explain any such action to Northedge or any other Person. Such voting agreement shall extend perpetually unless Texas law shall mandate a shorter termination period, in which case the term shall be as long as is permitted by Texas law. The foregoing notwithstanding, the voting agreement set forth in this subsection (b) shall terminate on the occurrence of any of the following: (i) the death of Calaway; (ii) Calaway shall cease to be the active President of the Company for greater than six consecutive and successive months without interruption; (iii) COG shall cease to own (either itself or through Affiliates) at least forty percent (40%) of the number of shares subscribed herein; (iv) Calaway shall be legally adjudicated to be a mentally ill person, as that term is defined in Tex. Rev. Civ. Stat. Ann. art. 5547-4(9), (Vernon 1958, Supp. 1991) as amended, or if a guardian has been appointed for him pursuant to the provisions of the Texas Probate Code; (v) a merger or consolidation of New Edge, with another entity (except between New Edge and EPC) and as a result of which transaction James D. Calaway and John E. Calaway, taken together, lose "control," as such term is used in the Securities and Exchange Act of 1934, as amended; (vi) any common stock of New Edge shall be traded on a national securities exchange or in the over-the-counter market and reported on the National Association of Securities Dealers Automated Quotation System.

          (c) Voting Agreement between COG and Lawford. For any and all questions, resolutions, consents, or other matters presented for action to the shareholders of the Company, including, without limitation, the election of directors of the Company and amendment of Articles of Incorporation of the Company, the shares of Stock of the Company herein purchased by Lawford (for itself and its assigns) shall be voted or consents executed on such questions, resolutions or other matters by Lawford (for itself and its assigns), in accordance with the instructions of COG. Lawford (for itself and its assigns) shall vote or consent in the manner so directed by COG within twenty-four (24) hours after Lawford has received voting or consent instructions. In exercising the powers and authority hereunder conveyed to direct the voting and consent of the Stock of the Company, COG shall be free to act or not act, to direct a vote for or against, to direct a vote to consent or to withhold consent, on any basis it shall choose, including, without limitation, its own interests, and shall not be obligated, among other things, to act for the best interest of Lawford or otherwise account or explain any such action to Lawford or any other Person. Such voting agreement shall extend perpetually unless Texas law shall mandate a shorter termination period, in which case the term shall be as long as is permitted by Texas law. The foregoing notwithstanding, the voting agreement set forth in this subsection (b) shall terminate on the occurrence of any of the following:
     (i) the death of Calaway; (ii) Calaway shall cease to be the active President of the Company for greater than six consecutive and successive months without interruption; (iii) COG shall cease to own (either itself or through Affiliates) at least forty percent (40%) of the number of shares subscribed herein; (iv) Calaway shall be legally adjudicated to be a mentally ill person, as that term is defined in Tex. Rev. Civ. Stat. Ann. art. 5547-4(9) (Vernon 1958, Supp. 1991), as amended, or if a guardian has been appointed for him pursuant to the provisions of the Texas Probate Code; (v) a merger or consolidation of New Edge, with another entity (except between New Edge and EPC) as a result of which transaction James D. Calaway and John E. Calaway, taken together, lose "control," as such term is used in the Securities and Exchange Act of 1934, as amended; (vi) any common stock of New Edge shall be traded on a national securities exchange or in the over-the-counter market and reported on the National Association of Securities Dealers Automated Quotation System.

          (d) Voting Agreement between COG and Texedge. Texedge (for itself and its assigns) agrees that with respect to any and all questions presented for action to the shareholders of New Edge, including without limitation, the election of directors, and amendment of Articles of Incorporation of New Edge, all shares of stock now owned or hereafter acquired by Texedge (for itself and its assigns) shall be voted on such questions by Texedge (for itself and its assigns) in accordance with the instructions of COG. Such voting agreement shall terminate on the occurrence of any of the following: (i) a merger or consolidation of New Edge, with another entity (except between New Edge and EPC) as a result of which transaction James D. Calaway and John E. Calaway, taken together, lose "control", as such term is used in the Securities and Exchange Act of 1934, as amended; (ii) Northedge and Lawford, shareholders of New Edge, receive voting rights on the shares of New Edge Stock they own which are otherwise subject to the voting restrictions herein set forth; or (iii) any common stock of New Edge shall be traded on a national securities exchange or in the over-the-counter market and reported on the National Association of Securities Dealers Automated Quotation System.

          (e) Voting Agreement between COG and Raphael. Raphael (for himself and his assigns) agrees that with respect to any and all questions presented for action to the shareholders of New Edge, including without limitation, the election of directors, and amendment of Articles of incorporation of New

     Edge, all shares of stock now owned or hereafter acquired by Raphael (for himself and his assigns) shall be voted on such questions by Raphael (for himself and his assigns) in accordance with the instructions of COG. Such voting agreement shall terminate on the occurrence of any of the following:
     (i) a merger or consolidation of New Edge, with another entity (except between New Edge and EPC) as a result of which transaction James D. Calaway and John E. Calaway, taken together, lose "control", as such term is used in the Securities and Exchange Act of 1934, as amended; (ii) Northedge and Lawford, shareholders of New Edge, receive voting rights on the shares of New Edge Stock they own which are otherwise subject to the voting restrictions herein set forth; or (iii) any common stock of New Edge shall be traded on a national securities exchange or in the over-the-counter market and reported on the National Association of Securities Dealers Automated Quotation System.

          (f) Voting Agreement between KPC and Jamtex. Jamtex (for itself and its assigns) agrees that with respect to any and all questions presented for action to the shareholders of New Edge, including without limitation, the election of directors, and amendment of Articles of incorporation of New Edge, all shares of stock now owned or hereafter acquired by Jamtex (for itself and its assigns) shall be voted on such questions by Jamtex (for itself and its assigns) in accordance with the instructions of KPC. Such voting agreement shall terminate on the occurrence of any of the following: (i) a merger or consolidation of New Edge, with another entity (except between New Edge and EPC) as a result of which transaction James D. Calaway and John E. Calaway, taken together, lose "control", as such term is used in the Securities and Exchange Act of 1934, as amended; (ii) Northedge and Lawford, shareholders of New Edge, receive voting rights on the shares of New Edge Stock they own which are otherwise subject to the voting restrictions herein set forth; or (iii) any common stock of New Edge shall be traded on a national securities exchange or in the over-the-counter market and reported on the National Association of Securities Dealers Automated Quotation System.

          (g) Voting Agreement between A11 Subscribers and the RIMCO Purchasers. For so long as the RIMCO Purchasers shall own the shares of Stock herein subscribed, in any matters involving the election of directors of New EPC, all Subscribers agree that all shares of Stock issued to them in connection with this Agreement, and any additional shares which any of them hereafter acquires, will be voted for one directorship position as designated by the RIMCO Purchasers who shall own 51% of the Stock held by all RIMCO Purchasers. Additionally, all Subscribers agree not to vote to remove any director which the RIMCO Purchasers shall have designated, except on the written instruction of the RIMCO Purchasers who shall own 51% of the Stock held by all RIMCO Purchasers, in which case, the Subscribers agree to vote for the removal of such director and to vote for his or her replacement, as designated in writing by the RIMCO Purchasers who shall own 51% of the Stock held by all RIMCO Purchasers. In the event a Subscriber has granted voting rights to anyone else herein, the Person exercising the voting rights of another shall cause such shares to be voted so as to fulfill the commitments herein made. All Subscribers expressly acknowledge and agree that the RIMCO Purchasers are third-party beneficiaries of the provisions of this Subsection (g).

          (h) General. All terms of the voting agreements contained in this
     Section 11 shall be binding on all assigns and transferees of the shares of Stock herein burdened with such voting requirements. All obligors under this Section 11 agree to deliver prior to any meeting or vote of Shareholders, a proxy in favor of the proper obligee, in advance of such meeting or vote, as requested by the obligee.

     12. Employment Agreement between Calaway and the Company. The Board of Directors of the Company hereby designates John Sfondrini and Vincent Andrews as special agents of the Company for the limited purposes set forth in this Section. Such persons are authorized and empowered for and on behalf of the Company to enter into an employment agreement with Calaway on terms and conditions deemed by such persons to be reasonable and proper, the execution thereof by such persons being conclusive evidence of such determination.

     13. Employment Agreement between Davis and the Company. The Board of Directors of the Company hereby authorize and empower the President of the Company to enter into an employment agreement with Davis on terms and conditions deemed by such officer to be reasonable and proper, the execution thereof by such officer being conclusive evidence of such determination.

     14. Amendment of Articles of Incorporation. Upon the completion of the sale of shares of Stock to the Subscribers, the directors and Shareholders of the Company unanimously agree and approve that the Articles of Incorporation of the Company shall be amended, as follows:

          Name. The name of the Company shall be changed from "New Edge Petroleum Corporation" to "Edge Petroleum Corporation."

     Furthermore, the officers of the Company are empowered and directed to execute and file appropriate Articles of Amendment with the Secretary of State, and pay any fees incurred in connection with such filing, and do any and all other such acts as may be necessary to accomplish the foregoing.

     15. Certain Matters Regarding EPP.

                (a) Representations. Each of the following persons represents for themselves, severally, that they own the percentage indicated in EPP as of the date hereof, and to their best knowledge and belief, without any independent inquiry, the other persons own the percentage indicated of EPP as of the date hereof:

           Name                      Percentage
           ----                      ----------
           EHCLP                       34.50%
           COG                         40.30
           KPC                          5.25
           Northedge                    5.25
           Lawford                      5.25
           Jamtex                       1.00
           Raphael                      1.50
           Texedge                      2.00
           EPC                          5.00
                                      ------
                                      100.00%

                (b) Each indicated partner represents that he or it, as the case may be, has not granted any rights or options, fixed or contingent, to any person to acquire any interest in EPP, not shown above, except that COG has granted a right to J.C. Calaway to purchase interests under certain conditions which, upon the effectiveness of this agreement, shall be moot. Each indicated partner represents that he or it, as the case may be, owns the indicated interest set forth above, free and clear of all liens, security interests, mortgages, charges and encumbrances. Each indicated partner represents that he or it, as the case may be, is aware of no actions, suits, proceedings or claims pending or threatened with respect to, or in any manner affecting, such partner's ownership interests in EPP as set forth above.

                (c) Termination. All the partners of EPP hereby elect to terminate and dissolve EPP for all purposes. EPP shall not enter into any new business or operations after the Effective Date. EPP shall not conduct any further business or operations after the Effective Date except as same are necessary to preserve the value of the assets and property to be distributed by EPP to the Partners on final distribution.

                (d) Liquidating Agent.

                    (i) Designation. The partners hereby designate EPC as the liquidating agent to wind-up and terminate the business and affairs of EPP (the "Liquidating Agent").

                    (ii) Responsibilities. The winding-up of the affairs of EPP and the termination of EPP shall be performed by the Liquidating Agent in accordance with the Texas General partnership Laws and the Articles of partnership of EPP, as amended. The partners of EPP hereby designate, appoint and authorize the Liquidating Agent to take all actions necessary or appropriate to wind-up and terminate the business and operations of EPP. Any reversionary working interests, overriding royalties, or other forms of promoted interest, and also any cash amounts to be distributed, in either case with respect to EPP's interest in any Joint Venture partnership shall be promptly and forthwith delivered to the partners of EPP in accordance with their respective percentage ownership interest set forth in subsection (a) hereof.

      (iii) Payment of Liabilities of EPP. In paying the liabilities of EPP, the Liquidating Agent shall pay such liabilities in the following order of priority:

           (A) first, amounts owing to creditors other than partners;

           (B) second, amounts owing to partners other than for capital and profits;

           (C) third, amounts owing to partners in respect of capital; and

           (D) fourth, amounts owing to partners in respect of profits, which shall be based on the percentages set forth in subparagraph (a) hereof.

      (iv) The Liquidating Agent may take all such action and is hereby granted such powers as may appear necessary or proper to comply with the laws of the appropriate jurisdictions and to effectuate and carry out the terms and purposes of the transactions contemplated in this Agreement with respect to EPP. The Liquidating Agent shall have the following specific powers, and the enumeration of such powers shall not be considered in any way to limit or control the power of the Liquidating Agent to act as specifically authorized in any other section or provision of this Agreement:

           (A) To sell or otherwise convert into cash or cash equivalents all assets of EPP, and to pay, discharge and satisfy all remaining obligations, liabilities and expenses of EPP with the right to prosecute or defend litigation (in the name of EPP, or otherwise), and to pay, discharge or otherwise satisfy claims, liabilities, and expenses and to pay all expenses incurred in connection therewith, and to distribute to the partners all such net proceeds remaining in the hands of the Liquidating Agent as soon as practicable.

          (B) While serving as the Liquidating Agent to employ legal counsel, accountants and other professionals for the benefit of EPP and to pay the fees and expenses of such professionals from the assets of EPP.

          (C) If necessary, to borrow funds for winding-up and liquidation purposes.

          (D) To file with the appropriate city, state or other governmental offices all documents necessary to wind-up and terminate EPP, including notices of termination, if necessary.

     (v) Limitations on Liquidating Agent's Powers. The investment powers of the Liquidating Agent with respect to EPP shall be limited to demand and time deposits in federally insured banks or savings institutions, or short-term certificates of deposits or Treasury bills. No other reinvestment powers are given to the Liquidating Agent.

    (vi) Acceptance By Liquidating Agent. The Liquidating Agent hereby accepts its appointment made in this Agreement subject to the conditions enumerated below and agrees to act as liquidating agent pursuant to the terms hereof.

          (A) The Liquidating Agent shall in no case or event be liable for any damage caused by the exercise of its discretion as authorized in this Agreement in any particular manner, or for any other reason, except gross negligence or wilful misconduct with reference to the Agreement, and shall not be liable or responsible for its failure to ascertain the terms or conditions, or to comply with any of the provisions of any agreement, contract or other document referred to herein, nor shall it be liable or responsible for forgeries or false personation.

          (B) If any controversy arises, between the parties hereto or with any third person with respect to the subject matter of the Agreement or its terms or conditions, the Liquidating Agent shall not be required to determine the same or take any action, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as it may reasonably require.

          (c) Notwithstanding any other provision of this Agreement, the Liquidating Agent's responsibility for payment of or provision for any claims against, liabilities of, or expenses of EPP, shall be limited to the property and assets of EPP and shall be dischargeable only therefrom.

          (vii) Liquidating Agent Resignation. The Liquidating Agent shall have the right to resign at any time, and upon resignation the partners holding two-thirds (2/3) or more of the ownership interests of EPP shall appoint a successor Liquidating Agent.

          (viii) Removal of Liquidating Agent. The Liquidating Agent may be removed and its duties terminated at any time and his successor appointed by partners holding two-thirds (2/3) or more of the ownership interests of EPP.

     (e) Termination of Edge Group Joint Venture. The Partners of EPP hereby authorize and appoint the Liquidating Agent to take all actions necessary or appropriate on behalf of EPP to wind-up and terminate the Edge Group Joint Venture. Without limiting the generality of the foregoing, the Liquidating Agent, in the name, and on behalf, of the Edge Group Joint Venture, EPP and each partner of EPP, shall have the right, power and duty to:

          (i) negotiate for and on behalf of the Edge Group Joint Venture an Agreement of Sale pursuant to which the JV Assets and Liabilities shall be sold to the Edge Joint Venture II, all on such terms and conditions, and for such considerations, as the Liquidating Agent shall determine, and any and all other instruments, certificates, documents and agreements as shall be necessary or expedient to accomplish the consummation of the Agreement of Sale, all as determined by the Liquidating Agent in its sole judgment;

          (ii) in connection with such Agreement of Sale, to grant indemnity to third parties, including, without limitation, the Edge Joint Venture II as regards the condition of the JV Assets and Liabilities and any other matters as requested by Edge Joint Venture II, all in the name, place and stead of the Edge Group Joint Venture, EPP and each partner of EPP. The EPP partners agree that any liability which EPP or any of them individually shall have arising out of the foregoing indemnity, shall be shared, and limited among themselves, as follows: Old EPC shall be unlimitedly liable first and primarily to indemnify and hold harmless all the remaining partners of EPP, but only to the extent of its assets. Thereafter, as to any balance owing, each other partner shall be liable for the following percentage: EHCLP, 39.47%; COG, 42.42%; KPC, 5.53%; Northedge, 5.53%;
     Lawford, 5.53%; Jamtex, 1.05%; Raphael, 1.58%; and Texedge, 2.1% (such percentage being its "ratable share"). If any partner shall make a payment (whether voluntarily or involuntarily) on account of the foregoing indemnities in excess of its ratable share of liability then each partner which has not already paid its ratable share of liability shall immediately pay to those partners who have so paid, their ratable share of liability in such a manner that all payments made on account of such indemnity shall be borne by each partner in accordance with its ratable share. If within ten (10) days after the payment referred to in the preceding sentence has been requested, any partner has not made this payment in full, the amount owed by the non-performing partners pursuant to the preceding sentence shall be determined (the "defaulted payment") and immediately upon request the other partners shall reimburse any partners who have paid more than their ratable share in such a manner so that the defaulted payment shall be borne by the other partners ratably. This, however, shall not absolve any partner from the obligations to bear its indicated ratable share of liabilities; and

        (iii) in connection with the termination of the Edge Group Joint Venture, and each EPP partner agrees (subject to the restrictions set forth below) to indemnify the Edge Group I against any claim or liability arising out of or connected with (A) representations or warranties made by the Edge Group Joint Venture in the Agreement of Sale or any conveyance documents conveying assets to the Edge Joint Venture II, or any failure of title with respect to the JV Assets and Liabilities, or (B) the operation of the Edge Group Joint Venture (excluding, however, any and all claims and liabilities being assumed by the Edge Joint Venture II in the Agreement of Sale, any claim arising under a working interest or reversionary working interest held by, through or under the Edge Joint Venture, or the Edge Group I, or any liability for income taxes arising out of or connected with the Edge Group Joint Venture, including without limitation, those associated with the Agreement of Sale); provided that Edge Group I agrees that any liability which EPP or any of the partners thereof individually shall have arising out of the foregoing indemnity, shall be shared, and limited among the EPP partners, but only in the following manner: Old EPC shall be unlimitedly liable first and primarily to Edge Group I, but only to the extent of its assets. Thereafter, as to any balance owing, each other partner shall be liable severally (not jointly) only for the following percentage: EHCLP, 39.47%; COG, 42.42%; KPC, 5.53%; Northedge, 5.53%;
     Lawford, 5.53%; Jamtex, 1.05%; Raphael, 1.58%; and Texedge, 2.1%. No other provision herein to the contrary withstanding, Stanley Raphael shall have no liability to Edge Group I, or any other person, and his wholly-owned corporation, Trade

     Consultants, Inc. ("Trade Consultants") shall have any such liability, and does herewith furnish such indemnity.

          (iv) in the event that pursuant to the Agreement of Sale, any reversionary working interests, or working interests are received back from the Edge Joint Venture II, to distribute those to the partner in accordance with their percentages as set forth in subparagraph (a), or to the Persons designated by such partners, including the designation as set forth in
     Section 3 of this Agreement; and

           (v) each Partner authorizes the Liquidating Agent to execute an Agreement of Termination and Consent to Action with respect to the termination of the Edge Group Joint Venture, in the form of the agreement attached hereto as Exhibit O.

     (f) Notwithstanding any other term, provision, or agreement in any writing or contract, all partners consent and agree that Raphael shall have no liability to them for any cause or reason, whatsoever, whether primary, or in contribution or indemnity, all such persons agreeing to look only to the wholly-owned company of Raphael, Trade Consultants, for any such liability, or damage, which company expressly assumes such indemnity.

     (g) EPP and all of its partners without the necessity of any further act or execution of any further documents, do hereby release and relinquish their rights and interests in any regional seismic data, and any and all of the information comprising a regional information base (which includes without limitation, proprietary regional maps, seismic data, and geological data including logs, well files, synthetic seismogram, and velocity surveys).

     (h) Amendment. The provision of this section may be hereafter amended, altered, changed, deleted or added to, by the affirmative approval of partner owning two-thirds (2/3's) or more interests in EPP as set forth in subsection
(a) hereof.

     (i) Regarding the Edge Group Joint Venture. The partners of EPP authorize EPC and /or COG to execute on behalf of the Edge Group Joint Venture a promissory note in the principal amount of $250,000, plus interest, payable to Calaway and John Sfondrini, jointly, representing funds loaned by such persons to the Edge Group Joint Venture, such note to bear terms as set forth in Exhibit K, together with such changes therein as the officers of EPC and/or COG, as the case may be, determine to be reasonable or necessary in their sole judgments.

     16. Approval of Sale to J. C. Calaway. After giving effect to all of the transactions, agreements and matters herein set forth, but prior to the sale of shares to the RIMCO Purchasers and election of additional directors, each Subscriber does hereby agree to the sale by COG of one thousand (1,000) shares of Stock herein subscribed for by COG to J. C. Calaway, waiving any preferential purchase rights (preferential and otherwise) thereto which any Subscriber may have, provided that he executes an agreement by which he agrees to abide by and hold his shares subject to the buy-sell provisions set forth in Exhibit G hereof. For purposes of such buy-sell rights, J. C. Calaway shall be deemed to be a Calaway Purchaser for all purposes of such Exhibit G. Such shares are to be held pursuant to a voting agreement between Calaway and J. C. Calaway.

     17. Certain Banking Matters. The President and the Treasurer of the Company are each hereby authorized and directed to establish banking relations with any state or national banking institutions as the officers of the Company shall choose (the "Bank"), and to establish such checking accounts and borrowing accounts with such institutions as the President or Treasurer of the Company shall deem necessary and appropriate. Any resolutions which such Bank may require be adopted by the Board of this Company in order to establish such accounts are hereby approved in their entirety, and the Secretary is authorized to certify that the Board has approved such resolutions as of the date such resolutions are stated by the President or the Treasurer to be so approved.

     18. Issuance of Stock to the RIMCO Purchasers. Effective immediately after the consummation of all matters contemplated by this Agreement, except those set forth in Section 19, a subscription to purchase a total of 5,263 shares of Stock for a total consideration of $500,000 from the RIMCO Purchasers (in the precise share amounts to each as set forth on Exhibit L), the same being greater than the par value thereof, is accepted by the Company and its Board of Directors. Furthermore, the President and the Secretary of the Company are authorized and empowered to issue and deliver to each RIMCO Purchaser certificates of Stock of the Company evidencing the number of shares to which such RIMCO Purchaser is entitled, which shares, when so issued, will be duly authorized, validly issued and outstanding shares of capital stock of the Company, fully paid and nonassessable for all purposes. Additionally, the President and any Vice President are authorized and empowered by the Company to enter into any additional agreements with the RIMCO Purchasers which they, or any of them, shall request in connection with or as a part of their subscription of Stock, such agreement to be in the form of agreement attached hereto as Exhibit N, together with such additions, deletions, changes or modifications as such officers determine in their sole discretion to be reasonable and prudent, the execution of such agreement or agreements being conclusive evidence of such determination.

     19. Election of Directors. Effective after the completion of all matters contemplated by this Agreement, including the issuance of shares to the RIMCO Purchasers, the size of the Board of Directors shall be increased to nine (9) members, and the following persons shall be elected as directors of the Company, such persons to serve until their successors have been duly elected and qualified or their resignation or removal in the manner authorized by the
Bylaws:

          John E. Calaway
          James D. Calaway
          Pherl E. Brossman
          Joel R. Davis
          John Sfondrini
          Vincent Andrews
          D. Christopher Taylor
          Steven Mikel

Furthermore, within 24 hours after receipt of a request from John E. Calaway, the Company shall send out notice of a special telephone shareholders meeting, for the purpose of electing one additional director, said meeting to occur as soon as possible pursuant to the Company's Bylaws (as hereinafter adopted).

     20. Legends on Share Certificates. Each of the Subscribers hereby agree that the following legends shall be written, printed or stamped on all certificates representing shares of Stock:

          All Subscribers and the RIMCO Purchasers

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state pursuant to one or more exemptions therefrom and such Shares may not be sold, transferred, assigned or otherwise disposed of unless and until they are first registered under such Act and all applicable state securities laws and rules and regulations promulgated thereunder or unless and until the holder hereof provides either (i) information satisfactory to the Company that such registration is not required or (ii) an opinion of counsel acceptable to the Company to the effect that such registration is not required.

          "The shares represented by this certificate are subject to provisions restricting the transfer of the shares. Such agreement restricting the transfer of shares is contained in the Articles of Incorporation as amended of the Company, which are on file in the office of the Secretary of State of the

          State of Texas. The Company will furnish a copy of such Articles without charge upon written request to the Company at its principal place of business or registered office.

          "The preemptive right of shareholders to acquire unissued or treasury shares of the Company by reason of holding shares has been denied by a statement contained in the Articles of Incorporation of the Company that are on file in the office of the Secretary of State of Texas. The Company will furnish a copy of such Articles of Incorporation without charge upon request therefor to the Company at its principal place of business or registered office."

          All Subscribers Burdened with Voting Agreements
          (excluding the RIMCO Purchasers)

          "The voting of the shares of Stock is subject to and restricted by a voting agreement dated effective April 8, 1991, in favor of other persons designated in such agreement. A copy of such agreement is on file at the principal place of business of the Company and relevant portions thereof will be furnished without charge upon written request to the Company at its principal place of business or registered office."

     21.  Miscellaneous Provisions.

          (a) Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas.

          (b) Binding Effect. This Agreement shall be binding upon the Company, the Subscribers and their successors and assigns until terminated. This Agreement shall apply to, and be binding upon, all Stock owned by any Subscriber or signatory hereto regardless of the method or manner that such Stock was acquired or obtained.

          (c) Amendment. Except as otherwise hereafter set forth, this Agreement may be amended from time to time by an instrument in writing signed by the Company and ninety percent (90%) of the Subscribers who are parties to this Agreement at the time of such amendment. The foregoing notwithstanding, the provisions of Section 11 may be amended only on the written consent of the specific parties who are obligees and obligors thereunder, without the necessity of consent from any other Person.

          (d) Notices. Except as otherwise provided herein, all notices and notices accepting or rejecting offers made, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered or telegraphed and confirmed:

                   (i)  If to the Company, to:

                        New Edge Petroleum Corporation
                        1111 Bagby, Suite 2100
                        Houston, Texas  77002
                        Attn:  Mr. John E. Calaway, President

                  (ii)  If to any executing Person, to the
                        address of such Person as it appears
                        at the end of this Agreement.

          Any party hereto may designate a different address by notice to the other parties.

         (e) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (f) Counterparts. This Agreement may be executed in counterparts, each of which for all purposes is deemed to be an original, and all of which constitute, collectively, one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

          (g) Further Assurances. Each Person executing this Agreement agrees to promptly and/or execute deliver upon request all such other and further information, documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements herein made.

          (h) No Other Agreements. The parties hereto agree that there are no agreements or understandings between or among any of them regarding the ownership of shares of the Company, the voting of shares of the Company, the operations of the Company, except as set forth herein, or any other matter affecting, dealing with or relating to the ownership or operation of the Company. Any such agreements, understandings or commitments, except as set forth in this Agreement, are hereby terminated.

     (i) Board and Shareholder Approvals. This Agreement when executed shall constitute the unanimous consent, resolution, ratification and agreement of all of the Subscribers, who are all of the initial shareholders of the Company, except the RIMCO Purchasers, who shall purchase their shares after the effectiveness of all other matters contemplated in this Agreement, except the expansion of the Board as set forth in Section 19 hereof. On April 8, 1991 at 10:40 P.M. (CDT), all of the persons indicated as the initial Board of Directors of the Company assembled in person for a meeting of the initial Board of Directors of the Company in Houston, Texas, except Christopher Taylor who participated therein by telephone conference call pursuant to which all persons participating in the meeting could hear each other and fully participate. The execution hereof by all persons indicated as members of the initial Board of the Company indicates their approval of the matters addressed, and also certifies that Christopher Taylor approved all such measures. The subsequent execution hereof by Christopher Taylor shall constitute this document further as a unanimous consent of directors as well, all as of the Effective Date.

     (j) The Secretary of the Company is authorized to extract any of the resolutions and actions herein taken and present them separately in certificate form, as acts, actions, and matters approved and adopted by the Company.

     (k) It is intended that either the Company itself or the Edge Joint Venture II or another affiliate may raise capital to fund a new royalty program ("Royalty Program"), pursuant to which one of the afore-named raises capital to finance the purchase of landowners' royalty in the properties or prospects owned by the Edge Joint Venture II. The Company agrees to cause the entity who ultimately conducts such Royalty Program to negotiate with Sfondrini in good faith the terms of such a Royalty Program and the terms upon which Sfondrini or his assignee or designee shall be authorized to raise the necessary capital to finance the program. In the event such Royalty Program has not been commenced on or before twelve months from the date hereof, any right which Sfondrini has hereunder shall terminate. The foregoing notwithstanding, in the event that Sfondrini and the Company are unable to agree upon the terms of such Royalty Program within such twelve-month period, and either the Company or the Edge Joint Venture II proposes to engage any third party to raise capital to fund such Royalty Program, Sfondrini shall be given thirty (30) days' notice of the terms and conditions on which such third party proposes to raise such funds and may within such time-frame elect to raise such capital on the same terms as proposed for such third party. If Sfondrini, within such time period, does not affirmatively notify the Company in writing of his willingness to accept such engagement, Sfondrini shall be deemed to have declined.

          (1) The parties acknowledge that consistent with Section 4, Raphael may transfer his shares in New Edge to Trade Consultants, which he represents to be a New York Corporation wholly owned by him. Upon such transfer, Trade Consultants shall execute an acknowledgement that it and the shares conveyed to it are bound by the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts, each of which shall be deemed an original, to be effective as of April 8, 1991 (the "Effective Date").

NAME                                            ADDRESS
----                                            -------

NEW EDGE PETROLEUM CORPORATION                  1111 Bagby, Suite 2100
                                                Houston, Texas  77002

By:/s/ JOHN E. CALAWAY
   -------------------------------------
       John E. Calaway, President


EDGE PETROLEUM CORPORATION                      1111 Bagby, Suite 2100
                                                Houston, Texas  77002

By: /s/ JOHN E. CALAWAY
   -------------------------------------
        John E. Calaway, President

/s/  JOHN E. CALAWAY
----------------------------------------        1111 Bagby, Suite 2100
     John E. Calaway                            Houston, Texas  77002


CALAWAY OIL AND GAS CORPORATION                 1111 Bagby, Suite 2100
                                                Houston, Texas  77002
By: /s/ JOHN E. CALAWAY
   -------------------------------------
        John E. Calaway, President

/s/ PHERL E. BROSSMAN
----------------------------------------
    PHERL E. BROSSMAN                           1111 Bagby, Suite 2100
                                                Houston, Texas 77002


LAWFORD ENERGY, INC.                            1111 Bagby, Suite 2100
                                                Houston, Texas  77002

By: /s/ PHERL E. BROSSMAN
   -------------------------------------
        Pherl E. Brossman, President


/s/ JOEL R. DAVIS
----------------------------------------        One Energy Square
    JOEL R. DAVIS                               4925 Greenville Avenue
                                                Suite 825
                                                Dallas, Texas  75206


NORTHEDGE CORP.                                 825 One Energy Square
                                                4925 Greenville Avenue
                                                Suite 825
By: /s/ JOEL R. DAVIS                           Dallas, Texas  75206
   -------------------------------------
        Joel R. Davis, President


/s/ JAMES D. CALAWAY
----------------------------------------        712 Main, Suite 1500 East
    JAMES D. CALAWAY                            Houston, Texas  77002


KPC INTERESTS, INC.                             712 Main, Suite 1500 East
                                                Houston, Texas  77002

By: /s/ JAMES D. CALAWAY
   -------------------------------------
        James D. Calaway, President


/s/ VINCENT ANDREWS
----------------------------------------        19 Old Kings Highway
    VINCENT ANDREWS                             Darien, Connecticut 06820

TEXEDGE ENERGY CORPORATION                      19 Old Kings Highway
                                                Darien, Connecticut 06820

By: /s/ VINCENT ANDREWS
   -------------------------------------
        Vincent Andrews, President


JAMTEX, INC.                                    41 Bergenline Avenue
                                                Westwood, New Jersey 07675

By: /s/ JAMES D. CALAWAY
   -------------------------------------
        James D. Calaway,
        Special Vice President


 /s/ STANLEY RAPHAEL
----------------------------------------        4000 Towerside Terrace
     STANLEY RAPHAEL                            Apartment 611
                                                Miami, Florida 33138


TRADE CONSULTANTS, INC.                         4000 Towerside Terrace
                                                Apartment 611
                                                Miami, Florida 33138
By: /s/ STANLEY RAPHAEL
   -------------------------------------
        Stanley Raphael, President

/s/ JOHN SFONDRINI
----------------------------------------        One Landmark Square
    JOHN SFONDRINI                              Suite 611
                                                Stanford, Connecticut 06901

EDGE HOLDING COMPANY LIMITED
PARTNERSHIP                                     One Landmark Square
                                                Suite 611
                                                Stanford, Connecticut 06901
By: /s/ JOHN SFONDRINI
   -------------------------------------
        John Sfondrini,
        General Partner

and

By:     NAPAMCO, LTD.,                          One Landmark Square
        General Partner                         Suite 611
                                                Stanford, Connecticut 06901

        By: /s/ JOHN SFONDRINI
           -----------------------------
                John Sfondrini, President


----------------------------------------        2 Pickwick Plaza, Suite 110
D. CHRISTOPHER TAYLOR                           Greenwich, Connecticut 06831

                               LIST OF EXHIBITS
                               ----------------

Exhibit                         Description
-------                         -----------

  A-1           Number of shares of EPC transferred to New Edge

  A-2 Reversionary and working interests and rights transferred to New Edge in certain properties

  A-3 Reversionary and working interests and rights transferred to New Edge in other properties

  A-4           Partially Committed Prospects

  A-5           Partially Sold Prospects

  B             Form of Master Conveyance and Assignment

  C             Stock powers pursuant to which stock of
                EPC will be transferred to New Edge

  D             Bylaws

  E             Joint Venture Agreement

  F             Assets to be contributed to the Edge
                Joint Venture II by the Company

  G             Intentionally Omitted

  H             Original Articles of Incorporation

  I             Agreement of Sale

  J             RIMCO Letter of Intent

  K             Terms of Note to Calaway and Sfondrini

  L             Number of Shares and Consideration
                Paid by the RIMCO Purchasers

  M             Reserves to be Dividended to New EPC
                by Old EPC

  N             RIMCO Stock Purchase Agreement

  O             Agreement of Termination of Edge
                Joint Venture and Consent to Action